Exhibit 99.1

       ENTERTAINMENT PROPERTIES ANNOUNCES FIRST QUARTER OPERATING RESULTS

Kansas City, MO, April 28, 2005, -- Entertainment Properties Trust (NYSE:EPR), today announced operating results for the first quarter ended March 31, 2005.

Total revenues increased 27% to $37.9 million for the quarter as compared to $29.8 million for the same quarter in 2004. Net income available to common shareholders increased 33% to $13.2 million as compared to $10.0 million in the same quarter last year. Net income available to common shareholders on a diluted per share basis increased 6% to $0.52 per share from $0.49 per share in the same quarter last year.

Funds from operations (FFO) on a fully diluted basis increased 28% to $19.7 million from $15.4 million for the same quarter last year. On a fully diluted basis, FFO per share increased 5% to $0.77 per share from $0.73 per share for the same quarter last year.

As previously announced, the Company increased the common share dividend by 11% for the first quarter to a new rate of $0.625 per common share, which was paid on April 15, 2005 to common shareholders of record on March 31, 2005. The first quarter cash dividend represents an annualized dividend amount of $2.50 per common share. The Company also declared and paid a first quarter cash dividend of $0.59375 per share on the 9.5% Series A Preferred Shares and a partial period dividend of $0.3875 per share on the 7.75% Series B Preferred Shares issued in January 2005.

REAL ESTATE INVESTMENTS

During the first quarter, the Company completed real estate acquisitions totaling $ 78.4 million including development properties.

On March 11, 2005, the Company completed the acquisition of a megaplex theatre property in Chattanooga, Tennessee. The Chattanooga 18 in Chattanooga, Tennessee is operated by Rave Motion Pictures and was acquired for a total cost (including land and building) of approximately $14.3 million. The land was purchased in 2003 by the Company for $2.8 million. This theatre is leased under a long-term triple-net lease.

On March 31, 2005, the Company acquired an entertainment retail center anchored by an AMC megaplex theatre located in downtown Burbank, California for $51.4 million. The Burbank Entertainment Village is a 121,000 square foot mixed use entertainment center anchored by a 16 screen, 4,200 seat stadium seat state-of-the-art megaplex theatre operated by AMC Theatres. Other tenants in the Burbank Entertainment Village include Chipotle Mexican Grill, Macaroni Grill, Coldstone Creamery, Subway and Nextel Communications.

During the three months ended March 31, 2005, the Company also completed development of a megaplex theatre property in Wilmington, North Carolina. The Mayfaire Cinema 16 is operated by Consolidated Theatres and was completed for a total development cost (including land and building) of approximately $8.7 million. The land was purchased in 2004 by the Company for $1.7 million. This theatre is leased under a long-term triple-net lease.


CAPITAL MARKET ACTIVITIES

On January 19, 2005, the Company issued 3.2 million 7.75% Series B cumulative redeemable preferred shares ("Series B preferred shares") in a registered public offering for net proceeds of $77.3 million. On or after January 19, 2010, the Company may, at its option, redeem the Series B preferred shares in whole at any time or in part from time to time, by paying $25 per share, plus any accrued and unpaid dividends up to and including the date of redemption. The Series B preferred shares generally have no stated maturity, will not be subject to any sinking fund or mandatory redemption, and are not convertible into any of the Company's other securities.

                         ENTERTAINMENT PROPERTIES TRUST
                            UNAUDITED FINANCIAL DATA
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                           THREE MONTHS ENDED
                                                                                MARCH 31,
                                                                        2005                2004
                                                                     -----------         -----------
Rental revenue                                                       $    34,150         $    27,539
Tenant reimbursements                                                      2,979               2,183
Other income                                                                 814                  72
                                                                     -----------         -----------
        Total revenue                                                     37,943              29,794

Property operating expense                                                 3,864               2,824
Other operating expense                                                      647                   -
General and administrative expense, excluding amortization
   of non-vested shares below                                              1,280               1,120
Interest expense, net                                                      9,522               8,818
Depreciation and amortization                                              6,538               5,060
Amortization of non-vested shares                                            453                 340
                                                                     -----------         -----------
        Income before income from joint ventures and
        minority interests                                                15,639              11,632

Equity in income from joint ventures                                         174                 128
Minority interests                                                             -                (430)
                                                                     -----------         -----------
        Net income                                                   $    15,813         $    11,330

Preferred dividend requirements
                                                                          (2,606)             (1,366)
                                                                     -----------         -----------
Net income available to common shareholders                          $    13,207         $     9,964
                                                                     ===========         ===========

Basic net income per common share                                    $      0.53         $      0.50
                                                                     ===========         ===========
Diluted net income per common share                                  $      0.52         $      0.49
                                                                     ===========         ===========



                         ENTERTAINMENT PROPERTIES TRUST
          RECONCILIATION OF NET INCOME AVAILABLE TO COMMON SHAREHOLDERS
                          TO FUNDS FROM OPERATIONS (A)
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                                           THREE MONTHS ENDED
                                                                               MARCH 31,
FUNDS FROM OPERATIONS:                                                  2005                2004
                                                                     -----------         -----------
Net income available to common shareholders                          $    13,207         $     9,964
Add:  Real estate depreciation and amortization                            6,460               5,013
Add:  Allocated share of joint venture depreciation                           59                  42
                                                                     -----------         -----------
         Basic Funds From Operations                                  $   19,726         $    15,019

Add:  minority interest in net income                                          -                 375
                                                                     -----------         -----------
         Diluted Funds From Operations                                $   19,726         $    15,394
                                                                     ===========         ===========
FFO per common share:
                                    Basic                             $     0.79          $     0.76
                                    Diluted                           $     0.77          $     0.73

Shares used for computation (in thousands)
                                    Basic                                 24,975              19,735
                                    Diluted                               25,496              21,184

Other financial information:
         Straight-lined rental revenue                                 $     512          $      369


(A)  The  National   Association  of  Real  Estate  Investment  Trusts  (NAREIT)
     developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles (GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.


                         ENTERTAINMENT PROPERTIES TRUST
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                     As of                 As of
                                                                MARCH 31, 2005       DECEMBER 31, 2004
                                                               -----------------     -----------------
                                                                  (unaudited)
                  ASSETS
Rental properties, net                                            $  1,193,421           $  1,121,409
Property under development                                              18,906                 23,144
Investment in joint venturs                                              2,508                  2,541
Cash and cash equivalents                                                8,026                 11,255
Restricted cash                                                         12,360                 12,794
Intangible assets, net                                                  10,796                 10,900
Other assets                                                            31,972                 31,405
                                                               -----------------     -----------------
         Total assets                                             $  1,277,989           $  1,213,448
                                                               =================     =================

         LIABILITIES AND SHAREHOLDERS' EQUITY
Common dividends payable                                          $     15,657           $     14,097
Preferred dividends payable                                              2,606                  1,366
Unearned rents                                                           3,452                  1,634
Other liabilities                                                        7,470                 10,070
Long term debt                                                         581,991                592,892
                                                               -----------------     -----------------
         Total liabilities                                             611,176                620,059

Minority interest                                                        5,849                  6,049
Shareholders' equity                                                   660,964                587,340
                                                               -----------------     -----------------
         Total liabilities and shareholders' equity               $  1,277,989           $  1,213,448
                                                               =================     =================

ABOUT ENTERTAINMENT PROPERTIES TRUST

Entertainment Properties Trust is the only publicly traded real estate investment trust (REIT) focused on the acquisition of high-quality real estate assets leased to leading location-based entertainment operators. Since November of 1997, EPR has acquired more than $1.2 billion of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at www.eprkc.com.

Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The Company's actual financial condition, results of operations and funds from operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2004.